Letter of Intent

This Letter of Intent ("Agreement"), effective May 8, 2003, is between International Media Acquisition Group, a Delaware limited liability company, or its nominee ("AC"), and Ted Hartley (sometimes referred to as "Hartley") and Dina Merrill (collectively with Hartley referred to as the "Sellers").

This Agreement is made with reference to the following facts:

WHEREAS, RKO Pictures LLC, a Delaware limited liability company ("RKO"), is a motion picture and television development, financing, production and distribution company.

WHEREAS, the Sellers own over ninety percent (90%) of the fully diluted equity securities of RKO which are represented as membership interests.

WHEREAS, AC wishes to: (i) acquire 100% of the membership interests of RKO from its members ("Members"); (ii) assure the continued participation of Ted Hartley, Dina Merrill; and (iii) a provide working capital for the ongoing business purposes of RKO.

NOW THEREFORE, the parties hereby agree as follows:

1. Total Capital Amount. The Total Capital Amount to be raised by AC in connection with the purchase of the membership interests and the continued operation of RKO shall be Ten Million Dollars ($10,000,000). AC shall apply such amount as follows:

1.1 Purchase Price to Members. At the Closing (as defined hereunder) an amount equal to Five Million Five Hundred Thousand Dollars ($5,500,000) ("Purchase Price") shall be paid to the Members in proportion to their respective interest for the acquisition of one hundred percent (100%) of the membership interests of RKO.

1.2 Working Capital. At the Closing, AC will also have on hand an amount equal to Four Million Five Hundred Thousand Dollars ($4,500,000) which shall include: (a) Three Million Six Hundred Twenty Five Thousand Dollars ($3,625,000) in working capital ("Working Capital") to meet the ongoing operating requirements of RKO (and which shall allow for up to One Hundred Thousand Dollars ($100,000) to reimburse RKO for its legal fees associated with the negotiation of this Agreement, the log form documents required to be delivered hereunder and at the Closing, provided that if the transaction does not close there is no obligation on the part of AC to pay such amount) and (b) Eight Hundred Seventy Five Thousand Dollars ($875,000) payable to Hartley as provided in paragraph 3.2 below. AC agrees that (i) reasonably prior to the Closing, it will demonstrate to the reasonable satisfaction of Sellers that AC has sufficient funds to finance the working capital amount as specified in this paragraph 1.2; and (ii) such working capital amount shall have been contributed to RKO as of the Closing. AC agrees that the Working Capital provided to RKO shall be used for the ongoing costs of RKO and its subsidiary and affiliates, all in connection with entertainment related endeavors, as AC shall see fit.

1.3 Mechanism for Transaction and Payment to Current Members. It is anticipated that AC's acquisition of the membership interests of RKO will be effected by a merger of RKO with an into ACT, in which event the obligation of AC hereunder from and after the Closing shall be obligations of AC as the surviving entity in the merger of RKO with an into AC. The Purchase Price shall be paid at the closing (the "Closing") on the date of closing (the "Closing Date") by wire transfer of immediately available funds to the members of RKO or a designated representative thereof.

2. Board of Advisors. As of the Closing, AC will establish an International Board of Advisors selected from luminaries in the media community worldwide with a specific focus on an annul "white paper" resulting from the yearly summit of these individuals. This board will generate much of RKO's long-term strategic thinking. During the Term (as hereinafter defined), the International Board of Advisors would be chaired by Ted Hartley who, with the Chairman of RKO, would select the candidates to serve on the international Board of Advisors. From time to time, the Chairman of RKO and the Chairman of the International Board of Advisors will meet to discuss issues relevant to the ongoing affairs of RKO and the industry as a whole.

3. Hartley Employment Agreement. Effective as of the Closing Date, AC shall enter a non-exclusive (i.e. Hartley shall be providing non-exclusive services to RKO) employment agreement with Hartley (the "Hartley Agreement"), or his loan out company ("Hartley Co.") for the services of Hartley, which agreement shall include the following terms:

3.1 Term. Three (3) years commencing on the Closing Date.

3.2 Cash Compensation. Eight Hundred Seventy Five Thousand Dollars ($875,000) (the "Hartley Advance"), payable as follows:

A. $125,000 on the Closing Date;

B. $250,000 in equal monthly installments during the first year of the Term;

C. $250,000 in equal monthly installments during the second year of the Term; and

D. $250,000 in equal monthly installments during the third year of the Term.

The Hartley Advance shall be credited against producing fees earned by Hartley on the Existing RKO Development Projects (as hereinafter defined) selected by Hartley pursuant to Exhibit "A" that move into production. The parties prior to completion of the Long Form Agreement shall discuss additional Hartley perquisites.

3.3 Exhibit "A". See attached Exhibit "A" for additional terms to be incorporated in the Hartley Agreement.

4. Hartley Co.- "Never Gonna Dance" and Other Broadway Plays. At the Closing, Hartley Co. shall acquire and assume the liabilities of RKO Independent Production, a wholly owned subsidiary of RKO, for the purpose of exploiting "Never Gonna Dance" and other Broadway stage plays, in consideration solely of Hartley Co.'s agreement to assume all of the liabilities of RKO Independent Production.

4.1 "Never Gonna Dance". See Exhibit "A" attached hereto.

4.2 Turner Interest in RKO Grand Performing Rights. The parties hereto agree that the production of any legitimate theatre project shall in all cases be subject to Turner's interest and participation rights in the RKO grand performing rights, as such terms has bee defined and used by RKO since the purchase of RKO by the Sellers.

5. Warrants: At the Closing, Members shall receive warrants (the "Warrants"), pro-rata as their interest appear as of the Closing, to purchase an equity interest in the parent company of AC ("AC2"), which, in the aggregate shall be exercisable into up to five percent (5%) of the issued and outstanding equity securities of AC2 on a fully diluted basis as of the Closing. The Warrants shall be exercisable beginning on the first anniversary of the Closing Date, and the unexercised Warrants shall expire on the fifth anniversary of the Closing Date. The exercise price for Warrants shall be equal to the "Periodic Multiple" multiplied by the equivalent unit price of AC2 as of the Closing. The Periodic Multiples shall be as follows:

Warrants exercised one year to two years after the Closing Date: 1.5

Warrants exercised two years to three years after the Closing Date: 1.75

Warrants exercised three years to four years after the Closing Date: 2.0

Warrants exercised four years to five years after the Closing Date: 2.5

All Warrants issued hereunder shall provide Hartley (or other holder) with anti-dilution provisions equivalent to those that are customary in transactions completed in connection with the investment in a public company. Such anti-dilution provisions will be created to protect Hartley (or other holder thereof) from the diminishment in the value of his (their) underlying stock value, in the event that shares of AC2 were issued at below market prices. In no event shall the anti-dilution provisions provided to Hartley (or other holders) be any less favorable than the anti-dilution provisions provided to the principals of AC2.

6. Conditions for Closing. At the Closing the parties agree to deliver and execute mutually acceptable documents requested by the parties and their respective counsel, which shall include, without limitation, the following:

6.1 Longform Acquisition Agreement. A longform merger agreement incorporating the terms of this agreement, as well as representations and indemnities by RKO concerning no material claims or litigation, material contracts, no material adverse effect, as to tax matters and as to title (in the nature of quitclaim), and other conditions mutually agreed by the parties, together with all schedules and collateral documents.

6.2 Hartley Agreements. Employment agreement with Hartley and any other employees approved by AC.

6.3 Transfer of Membership Interest. Documents confirming the transfer of all membership interests of the members of RKO to AC.

6.4 "Never Gonna Dance". A definitive agreement with Hartley Co. regarding the transactions described in Section 4 hereof.

6.5 Cancellation of Inter-Company/Members Debt. Documents evidencing that the Inter-Company/Members debt as provided on the Balance Sheet has been forgiven or, in the discretion of RKO, cancelled.

6.6 Legal Opinions. Legal opinions in a form to be negotiated in good faith by the parties and reasonably acceptable to their respective counsel.

6.7 Board Resolutions. Resolutions approving the transaction for each of the Boards of RKO and AC.

6.8 Consents. Any required consents to the transaction.

6.9 Due Diligence. Satisfactory results of AC's due diligence of RKO which shall include, but not be limited to, the following:

A. Delivery of Information. RKO shall provide access to all documents and information relating to this Agreement, including, without limitation, those set forth in the Due Diligence List attached as Exhibit "B", which shall include all documents in RKO's possession or control relating to (i) the RKO trademarks, trade names, logos, domain names and other proprietary brand features, (ii) the remake and sequel rights in what is commonly known as the RKO library consisting of the underlying intellectual property rights to approximately eight hundred (800) completed motion pictures (the "RKO Library"), (iii) approximately eight hundred and fifty (850) unproduced screenplays (the "RKO Unproduced Screenplays"), (iv) approximately thirty (30) motion picture development projects (the "Existing RKO Development Projects"), (v) the right to exploit for commercial purposes certain archives of RKO which are maintained and housed at UCLA (the "UCLA Archives"), (vi) all of its recent tax and financial records, (vii) all current claims and litigation and (viii) all actual and potential liabilities (collectively the "Due Diligence Documents").

B. Request for Additional Information/Documents. Prior to the Closing, AC may request on an ongoing basis that RKO provide access to additional information and documents relating to the Due Diligence Documents n RKO's possession or control.

C. Approval of Due Diligence. AC's approval, which may be withheld in its sole discretion, that the Due Diligence Documents comprehensively reflect that RKO is as it is represented to be.

D. Confirmation of Assets. Satisfaction that RKO owns those assets set forth in Exhibit "B" attached hereto.

6.10 No Material Changes. There being no material (adverse or otherwise) changes to the financial condition or day-to-day operations of RKO prior to Closing.

7. Confidentiality/Publicity. This agreement shall remain confidential in accordance with the terms and conditions of that certain Confidentiality Agreement between the parties, dated as of January, 2003. Within ten (10) business days after the Closing, the parties shall issue a mutually approved press release.

8. Closing Date. The parties hereto agree to work diligently towards the Closing. It is the intent of the parties to Close this transaction as expeditiously as possible after completion of due diligence by AC, but in no event shall such Closing take place later than July 8, 2003, unless otherwise extended, time being of the essence.

10. Overhead Contribution. AC agrees to provide to RKO the following amounts as contribution towards overhead: (a) $125,000 payable upon the signature hereof ("1st Overhead Payment"); and (b), subject to subsection C. below, $250,000 payable on the date that is thirty (30) days after the date of the payment in (a) ("2nd Overhead Payment"). The following shall be applicable to each of the 1st and 2nd Overhead Payment:

A. Each of the 1st and 2nd Overhead Payments shall be deemed loans to RKO carrying an interest rate equal to the then applicable prime rate of Bank of America and such amount shall be deemed to be a 12-month loan to RKO unless otherwise repaid or credited as provided in subparagraphs 10.D and E below.

B. The 1st Overhead Payment shall be mandatory and RKO's obligations under this Agreement, shall in all cases be conditioned upon RKO's timely receipt of such payment.

C. The 2nd Overhead Payment shall be made at AC's sole discretion, provided that: (i) AC agrees to provide RKO with at least seven (7) business days notice of its intent to make such overhead payment; and (ii) upon RKO's timely receipt of such payment, AC shall thereafter for the next thirty (30) day period ("Lockup Period") be provided with the exclusive right to close its deal pursuant to the terms hereof, RKO agreeing that upon receipt of the 2nd Overhead Payment RKO will refrain from discussing m y sale or refinancing of RKO for a period equal to the Lockup Period. In the event that the Closing has not occurred as of the expiration of the Lockup Period, and AC wishes to extend the Lockup Period for another thirty (30) day period ("Extended Lockup Period"), then it may do so (but only once) by notifying RKO of its intention to do the same and delivering to RKO on no less than seven (7) business days notice of its intent to make such payment and thereafter making a payment equal to the amount of the 2nd Overhead Payment (the "Extension Payment") no later than the date that is thirty (30) days after the due date of the 2nd overhead payment. For avoidance of doubt it is agreed by the parties that failure of AC to make the 2 d Overhead Payment shall terminate this Agreement, except with respect to the obligations of RKO under subsection 10.A above.

D. At the Closing, the loans representing each of the 1st and 2nd Overhead Payments (and the Extension Payment, if applicable) shall be cancelled and applied towards the purchase price of RKO to reduce the amount actually paid at Closing to the members.

E. The following shall apply in the event that the Closing does not occur:

(i) if the Closing has not occurred prior to the commencement of the Lockup Period, but AC had satisfied all condition 3 precedent and was ready, willing and able to Close the transaction prior to the start of the Lockup Period, and the Closing did not take place through no fault of AC, then AC shall be entitled to receive as a "break-up fee" an amount equal to 150% of the 1st Overhead Payment actually paid by AC to RKO;

(ii) if the Closing has not occurred during, or prior to the expiration of, the Lockup Period, but AC had satisfied all conditions precedent and was ready, willing and able to Close the transaction during, but prior to the expiration of the Lockup Period, and the Closing did not take place through no fault of AC, then AC shall be entitled to receive as a "break-up fee" an amount equal to the 1st and 2nd Overhead Payment actually paid by AC to RKO plus an additional amount equal to $250,000, provided, however, that RKO shall be excused from its obligation to Close only if (A) an action or proceeding has been initiated, including without limitation a governmental action, against RKO or any of its officers, directors, members, employees or affiliates; or (B) any other condition to RKO's obligation to close, as set forth herein or in the long-form merger agreement described in Section 6.1 above, has not been satisfied:

(iii) if the Closing has not occurred during, or prior to the expiration of, the Extended Lockup Period, if applicable, but AC had satisfied all conditions precedent and was ready, willing and able to Close the transaction during, but prior to the expiration of the Extended Lock-up Period, and the Closing did not take place through no fault of AC, then AC shall be entitled to receive as a "break-up fee" an amount equal to the 1st and 2nd Overhead Payments, plus the payment made during the Extended Lock-up Period, plus an additional amount equal to $375,000, provided however, that that RKO shall be excused from its obligation to Close as provided in subsection (ii)(A) and (B) above; and

(iv) the break-up fee shall be due and payable immediately upon notification to AC by RKO of RKO's unwillingness to Close the transaction; and subject to the conditions provided in each of subparagraphs E(ii) and (iii), and payment of the break-up fee, neither RKO, the Sellers, nor any of their affiliates shall have any further liability or obligation whatsoever to AC or any of its stockholders, directors, officers or affiliates.

12. Miscellaneous. This Agreement constitutes the entire agreement between the parties with respect to the subject matter hereof and supersedes any and all prior or contemporaneous oral or written agreements and understandings. This Agreement may not be amended except by a writing signed by the parties. Any waiver of any rights or failure to act in a specific instance shall relate only to such instance and shall not be construed as an agreement to waiver any rights or failure to act in any other instance, whether or not similar.

INTERNATIONAL MEDIA ACQUISITION GROUP

By: /s/ Mark Rutledge

Its: Executive Vice-President

SELLERS:

/s/ Ted Hartley

Ted Hartley

/s/ Dina Merrill

Dina Merrill

EXHIBIT "A"

Hartley Agreement

The following projects will be ascribed to Hartley as set forth below and subject to the provisions below:

A. The Rig. At the Closing, Hartley shall be assigned all of the Company's right, title and interest (including all current and future obligations surrounding) the project currently referred to as The Rig. After such assignment and assumption, RKO shall be entitled to receive (i) reimbursement of the out-of-pocket costs paid in connect on with the development of such project prior to the Closing,; (ii) interest at Company's then-current bank rate for unsecured borrowing; and (iii) allocable overhead, payable at such time, if ever, that production financing commitments are secured for The Rig. Subject to the payment to RKO, all fees (producing and otherwise) generated from The Rig shall be for the sole benefit of Hartley Co. as Ted Hartley sees fit.

B. Other Film Projects. Hartley Co. shall be attached as a producer (on a non-exclusive basis), and if AC and Hartley Co. are unable to agree on any matter relating to the production of the film for which a producer would customarily have approval, then AC shall have the final right of approval in its sole discretion) for the following film projects: The Locked Room, Suspicion, Monkey's Paw, Every Girl Should be Married, Richest Girl, Fields of Fire, Beyond a Reasonable Doubt, The Set Up, Jack Hood and Mr. Blandings Builds His Dream House. As to the first four (4) thereof which are actually produced, Hartley Co. shall be to entitled to the following (it being agreed that at such time that the four (4) picture obligation is met, there shall be no further obligation on the part of AC to Hartley Co. with respect to any of the other projects, except as set forth in subparagraph F below):

i. A producing fee (which fee shall be payable out of the budget (which shall be defined to exclude customary deductions) of the applicable film and which shall be fully applicable against the compensation due to Hartley in Section 3.2 of the main agreement above) of $250,000 if the budget is <$10,000,000, $350,000 if the budget is >$10,000,000 but less than $30,000,000; and $450,000 if the budget is >$30,000,000; and customary perks, to be negotiated consistent with the budget.

ii. Main title credit as a producer, in first position, if and to the extent that the currently existing domestic distribution agreement for such picture provides for such first position, otherwise in no worse than second position (it being agreed by AC that it shall use its commercially reasonable efforts to secure the agreement of the domestic distributor to accord such first position credit), tied to all other producers and included on all prints and in paid ads.

iii. A backend fee (which fee shall be fully applicable against compensation due Hartley in Section 3.2 of the main agreement) equal to 5% of RKO's backend producing compensation (distinguished from RKO's financing backend compensation, if any) determined in a manner that is as applied to RKO.

C. Never Gonna Dance. Hartley Co. shall be transferred all right, title and interest in and to the RKO affiliate named RKO Independent Productions (subject to AC's completion of due diligence concerning the assets contained therein (which are represented as being the right to produce a live theatrical stage event based upon the motion picture "Swingtime"), and Hartley Co. shall assume all liabilities associated therewith and shall, at the Closing, pay all of RKO's out-of-pocket costs paid in connection with the development of such project prior to the Closing. In exchange, AC would retain the right to receive an amount equal to 2/3 of the rights fees and royalties currently due to it under the Restated Agreement, dated July 1, 2002, with the 1/3 balance of such amount to be assigned to Hartley Co. Hartley Co. shall be granted a limited license to use the name RKO (and certain approved marks) in connection with the above-the-title billing and advertising of the stage production and other directly related matters; provided however, that if the name or marks are proposed to be used in connection with any fund-raising activities, Hartley Co. shall first obtain the approval of RKO in each instance.

D. Other Live Stage. At the Closing, Hartley Co. shall identify up to four (4) projects (in addition to Never Gonna Dance), and within three (3) months after Closing, Hartley Co. shall have reduced such list to two of those projects, and within six (6) months after Closing, Hartley Co. shall identify the one project that Hartley Co. will proceed to develop. As to such project, Hartley Co. shall have the right, for a period of three (3) years from the Closing, to option from AC the right to produce such project under the same terms as agreed to with respect to Never Gonna Dance. Notwithstanding the foregoing, the royalty payable to AC shall be no less favorable to AC than the royalty accepted by Turner Entertainment Co. ("Turner") in connection therewith (it being understood that Turner has blocking rights on each such project), except that in any event, the sharing of rights fees and royalties as between Hartley Co. and AC shall be on the basis as set forth in sub-paragraph C above.

E. Guaranteed Credits. AC acknowledges that Hartley has represented that the domestic distribution agreement for "Richest Girl" and "Every Girl Should Be Married" provides for a producer credit for Ted Hartley. AC agrees that nothing herein contained shall limit Ted Hartley's rights to be accorded such credits.

F. Shade. With respect to the motion picture Shade, it is agreed that in the event that the picture is nominated for, or receives, any industry award(s), then Hartley will be entitled to public recognition for such award(s) and to be affiliated with the picture for such purposes, provided that, (i) AC shall be under no obligation to spend any money with regard to the same and (ii) the right granted above shall in no way diminish AC's rights with respect to promoting the same.

EXHIBIT "B"